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                                                                 Exhibit 23.2



                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ceres Group, Inc. 1998 Key Employee Share Incentive Plan of our report dated March 4, 2003, except for Notes A, F and O as to which the date is March 31, 2003, with respect to the consolidated financial statements and schedules of Ceres Group, Inc. for the year ended December 31, 2002, which report appears in the December 31, 2003 annual report on Form 10-K of Ceres Group, Inc., filed with the Securities and Exchange Commission


                                                       /s/ Ernst & Young, LLP


Cleveland, Ohio
June 29, 2004